EXHIBIT 99.1

David Pratt Joins Plumtree Software’s Board of
Directors

Pratt’s 35 Years of Management Experience Contributes Deep
Operational Expertise to Plumtree

SAN FRANCISCO, Calif., Dec. 3, 2003 — Enterprise Web leader Plumtree Software (Nasdaq: PLUM) today announced the appointment of David Pratt to Plumtree’s board of directors. Mr. Pratt brings to the board experience as a chief operating officer at Adobe Systems, Logitech and Quantum Corporation, and as a chief executive officer at AvantGo, gForce Systems and FlashPoint.

“As Plumtree has matured, we have looked to add board members that can counsel executives on all aspects of our business: financial, operational, technical and strategic,” said Plumtree CEO John Kunze. “David has deep experience on every one of these fronts, in companies of nearly every size, and he has a tremendous passion for technology. We are delighted to have him on our Board.”

Beyond his operational experience, Mr. Pratt has served as a director on the boards of Wind River Systems, NCompass Systems, Punch Networks, and the YMCA of the Mid-Peninsula in the San Francisco Bay Area. In his ten years at Adobe Systems, Pratt helped the company grow from $50 million to almost $1 billion in revenue.

Pratt’s appointment to the Plumtree board increases the number of directors from five to six and the number of independent directors to five.

“I was drawn to Plumtree because the company is trying to do something really significant,” said Mr. Pratt. “Plumtree pioneered the market for portal software and the Enterprise Web, attracting top-flight customers from virtually every industry and leading the market through the most difficult conditions. Now Plumtree is pursuing an even more ambitious strategy, to manage all types of Web applications within a framework based on Radical Openness, with support for every major application server and development environment. This is a tremendous undertaking, and I’m excited to be a part of it.”

Mr. Pratt received his Bachelor of Science in Electrical Engineering from the Massachusetts Institute of Technology and a Masters in Business Administration from the University of Chicago.

About Plumtree Software

Plumtree Software is the Enterprise Web leader. Plumtree’s mission is to create a comprehensive Web environment for employees, customers and partners across the enterprise to interact with different systems and work together. Plumtree’s Enterprise Web solution consists of integration products for bringing resources from traditional systems together on the Web, shared services such as collaboration, content management and search for building new Web applications, and a portal platform for delivering these Web applications to broad audiences. Plumtree’s independence and its Web Services Architecture allow this solution to span rival platforms and systems, helping maximize customers’ return on their existing technology investments. With offices in more than a dozen countries, Plumtree has licensed over 550 customers, including Boeing, Ford Motor Company, Procter & Gamble and the U.S. Navy.

Plumtree is a registered trademark of Plumtree Software, Inc. and/or its subsidiaries in the US and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Press Contact
Carilu Dietrich
Plumtree Software
415-399-7047
Carilu.Dietrich@plumtree.com

David Pratt Joins Plumtree Software’s Board of Directors